Exhibit 99.1

IXYS

Moderator: Dr. Nathan Zommer
May 19, 2011
7:30 am CT

Operator: Good day, everyone, and welcome to the IXYS Corporation’s Fourth Fiscal Quarter and Fiscal Year End March 31, 2011 Earnings Conference Call. Today’s call is being recorded. At this time, I would like to turn the conference over to Dr. Nathan Zommer, Chairman and Chief Executive Officer.

Please go ahead, sir.

Dr. Nathan Zommer: Thank you. Good morning and welcome to the IXYS Corporation fourth fiscal quarter and fiscal year end March 31, 2011 earnings conference call. I’m joined by Uzi Sasson, our President and CFO. Uzi will lead us through the financial discussion later in the call.

First to review the formalities. Our discussion today contains forward-looking statements, including statements related to potential future revenues and earnings. Any statements in this conference call that are not statement of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of IXYS to differ materially from those indicated by these forward-looking statements, including, among others, the risks detailed from time to time in our SEC reports including our quarterly report on Form 10-Q for the period ended December 31, 2010. IXYS does not undertake any obligation to update forward-looking statements. As a reminder, IXYS fiscal year ends March 31. Therefore, this quarter marks the fourth quarter and fiscal year end of 2011.

To announce our highlights for the March 2011 quarter, we marked our seventh consecutive quarter of revenue growth with another record for quarterly revenues of $96.8 million, an increase of 5.5% sequentially and up 26.4% from the same quarter in the period fiscal year - in the prior fiscal year. Net income was $16.6 million or 51 cents per diluted share. We experienced record backlog of $178.7 million.

This is fiscal year-end 2011. We would also like to summarize annual highlights. We posted record yearly revenues of $363.3 million, an increase of 49.4% on the year ended March 31, 2010. Net income was $37.3 million or $1.16 per diluted share. We had $76 million in cash at fiscal year end.

Without question, we are pleased with the quarterly and full year-end results as they indicate strong demand for our diverse product portfolio across many industries and geographies. Despite the past global recession, we continued our investment strategy, which included continued R&D investment and expansion of our capacities worldwide.

Importantly, we ended this quarter with the highest backlog in our history, $178.7 million, which is 42% — 42.4% above the March 2010 backlog. As evidenced by this record, IXYS products are essential for power and energy control across our markets in industrial, telecom, medical, transportation and cleantech applications.

For the full year, revenues by market segment were as follows. Industrial and commercial, which includes renewable energy, 52%; communication infrastructure, 18%; medical electronics, 9%; consumer, 8%; transportation, which includes auto and traction, 4%; and other markets, 9%.

On the fiscal year basis, revenues by product group were 69.6% for power semiconductors, 22% — 22.9% for integrated circuits and 7.5% for systems and RF. The company launched more than 30 new products during the year, spread across our various divisions and targeted to our core and developing application. For the quarter — for the fourth quarter that ended March 31, 2011, we introduced 10 new products including microcontroller-based modules, IGBTs, AC power solid state relays and input power bridge rectifiers.

I will now turn the call over to Uzi Sasson, President and CFO, who will discuss the financial in more detail.

Uzi Sasson: Thank you, Nathan. In the March 2011 quarter, our net income was $15.9 million or 49 cents per share on a diluted basis, up 118% from net income of $7.3 million or 23 cents per diluted share in the immediately preceding quarter and up 296% from net income of $4 million or 13 cents per diluted share in the same quarter of the preceding year.

Net income for the fiscal year ended March 31, 2011, was $36.6 million or $1.14 per diluted share as compared to net loss of $677,000 or 2 cents loss per share in the prior fiscal year. Included in the results for the quarter ended March 31, 2011 are additions to income caused by adjustment to release the valuation allowance applied against domestic deferred tax assets and other tax adjustments and reductions to income caused by impairment of goodwill and intangible assets and by write-off of nonperforming assets.

Excluding the impact of the foregoing, non-GAAP net income for the quarter ended March 31, 2011 would have been $8 million or 25 cents per diluted share, an increase of 9.5% over net income of $7.3 million or 23 cents per diluted share in the immediately preceding quarter. Again, excluding the impact of the foregoing, non-GAAP net income for the fiscal year ended March 31, 2011 would have been $29.2 million or 91 cents per diluted share.

Gross profit was $31.7 million or 32.8% of net revenues for the quarter ended March 31, 2011 as compared to gross profit of $24.8 million or 32.4% of net revenues for the same quarter in the prior fiscal year. Importantly, gross profit percentage increased by 1.1 percentage points from the prior quarter. Gross profit for the fiscal year ended March 31, 2011 was $122.1 million or 33.6% of net revenues as compared to the gross profit of $63.4 million or 26.1% of net revenues for the prior fiscal year.

This fiscal year saw gross profit rise by $58.7 million or 92.5% increase from the prior fiscal year. We had a record backlog of $178.7 million at March 31, 2011 as compared to $125.5 million in March 31 of last year.

Bookings were $111.4 million for the March quarter as compared to $98.6 million for the comparable quarter of last year, a 13% increase. Bookings in the March 2011 quarter were also 16.3% higher than the December 2010 quarter’s bookings of $95.8 million.

Backlog and bookings represent existing customer order that, by their terms, can be shipped within 12 months.

CAPEX was $3.3 million for the March quarter and about $16 million for the fiscal year with expenses mainly due to our continuing expansion of our capacity. R&D spending for the March 2011 quarter was $7.2 million or 7.5% of net sales as compared to $5.9 million or 7.7% of net sales in the prior year quarter. For the full year, R&D spending was $27.5 million or 7.6% of net sales as compared to the $20.1 million or 8.3% of net sales in the prior fiscal year.

In the March 2011 quarter, SG&A expenses were $11.4 million or 11.8% of net sales as compared with $11.5 million or 15% of net sales in the prior year quarter. For the 2011 fiscal year, SG&A expenses were $42.9 million or 11.8% of net sales as compared to $36.2 million or 14.9% of net sales in the prior fiscal year.

On a dollar basis, annual SG&A expenses rose primarily due to the inclusion of a full year of SG&A expenses on the Zilog acquisition. More importantly, SG&A expenses were lesser percentage of net sales in the fiscal year 2011 than fiscal year 2010. Because of higher revenues, net account receivables at March 31, 2011 were $55.2 million, which is higher than net account receivable of $50.6 million at December 31, 2010.

DSO was about 51 days at March 31, 2011. As of March 31, 2011, net inventory was $75.8 million, a $2.2 million decrease from net inventory at December 31, 2010. Inventory turns were 3.4 times during the quarter.

Turning to the balance sheet. The ratio of current asset to current liabilities was 5.1. We generated approximately $13.5 million of cash from operations for the quarter and about $34 million for the fiscal year. The company exited fiscal year 2011 with approximately $76 million of cash and cash equivalents, an increase of $6.2 million from December 2010. This appreciable increase existed even after paying off the $7.1 million loan on our headquarters building, which we now own free and clear.

As outlined in the press release, IXYS remains highly profitable, and we expect to continue to generate strong cash from operations. Additionally, we have strong backlog position for the June quarter, but global economic uncertainty remains. We expect revenue for the June 2011 quarter to be slightly higher than March 2011 quarter.

We will now open the floor for questions.

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please signal by pressing star 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 at this time if you do have a question.

We’ll take our first question from Zach Larkin, Stephens Inc.

Zach Larkin: Good morning, gentlemen. Congratulations on the quarter.

Uzi Sasson: Thank you.

Dr. Nathan Zommer: Thank you, Zach, good morning.

Zach Larkin: I wondered if you could talk a little bit about what types of utilizations and capacity constraints you guys saw during the quarter. You’ve obviously been running in past quarters very close to 100%. Maybe give a little bit of color on the additions that you have made internally, and also if you could provide a little bit of color on the GMCH announcement that you had a couple of weeks ago and how we should think about that in regards to capacity going forward.

Dr. Nathan Zommer: Okay, well, I think that it’s a little optimistic from your end to say that we were running at 100% capacity. We historically always, in a moving target, increase capacity as the quarters were going on. So I would say that we are overall in our factories at what I would call in the high 80s.

There’s still capacity to increase. And as I said before, our planning department is guided to be in the situation not to go crazy in expanding capacity especially internally. We are using a nice combination, as we said in our press release, of internal and external foundries. We are elated that we had all of these great relationships with the world-class foundries that we’re able to take the extra demand.

And strategically, we see the horizons with a strong book-to-bill ratio we have that is again a compliment to IXYS that GMCH decided that one of the first customers they will have in a foundry basis is IXYS. So we have an immediate deployment of products into the wafer fab in Kokomo. And it’s basically addressing the products that are in the highest demand. And as we know from GMCH, they have an outstanding factory, and we are just jumping in with both hands and feet to take as much as we can given the case that we start from ground zero.

Zach Larkin: Great. Thank you very much. Also wondering if you could talk a little bit about gross margins, what we should think about going forward. I mean, generally, we’ll see an increase in gross margins in the first fiscal quarter in June. Is that something we should expect? And also maybe if you could talk a little bit about the mix in orders, what you’re seeing on a demand front?

Dr. Nathan Zommer: Okay, I will start, and then I would ask, of course, our President to follow on that. We always believe that as revenue increases, the gross margin — the gross profits increase significantly. And you can see that the increase in gross profits was a higher rate of increase than the revenues. For the year, revenues increased by 49%. Gross profit increased by 92.6% roughly. On a quarterly basis from year-to-year, the revenue increased by 26% and the gross profit by 28%.

We expect margin to increase sequentially. But bear in mind that the demand is going up significantly, and sometimes we have to add expensive capacity. So until we’ll be having a cost-effective capacity like the GMCH kicking in, I expect a similar increase sequentially of gross margin that you’ve seen before. And the key items to remember with IXYS that the game is not only in the margins area, but also in the fact that we are classically a much reduced operating cost operation.

Uzi, you might follow up on that.

Uzi Sasson: Zach, I think Nathan hit the nail right on the head. I think that we are very focused on reducing our manufacturing costs. And more importantly, I think that we need to focus on the profits that the company delivered during the quarter, as well as the last fiscal year. I think we’re seeing tremendous amount of strong business, and we are ready to take on more and, certainly, improve gross margins.

Zach Larkin: Okay, thank you very much. I’ll jump back in the queue.

Dr. Nathan Zommer: Thank you.

Uzi Sasson: Thanks.

Operator: Once again, please press star 1 at this time if you do have a question. Next, we’ll hear from Vernon Essi, Needham & Company.

Vernon Essi: Thank you very much and congrats on the strong results.

Uzi Sasson: Thank you, Vernon.

Dr. Nathan Zommer: Thank you, Vernon.

Vernon Essi: I wanted to, I guess, just to continue on that line of questioning to maybe get a little more detail. And just so we’re clear on the gross margin side, were there any nonrecurring charges that hit the gross margin line? Or was this all sort of below the ops line for the quarter, Uzi?

Uzi Sasson: Vernon, I’ll take that. There were no nonrecurring items that improved gross margin.

Vernon Essi: Okay. Or worked against it for that matter, obviously. And then just to go further on, on this agreement in the Kokomo facility, can you give us an understanding of kind of what sort of scale of capacity you’re getting and perhaps either in, you know, wafers or revenue? Just so we have an understanding of what kind of revenue opportunity you have, I guess, to grow into this in the next year. You’re obviously up against a tough hurdle here. And I think it’s a pivotal agreement for you if you can lever it. So I think just a little more explanation around that would be helpful.

Dr. Nathan Zommer: Well, let me talk about the Kokomo. We are familiar with the Kokomo facility. We basically were involved with at the time Delco or Delphi on the EV1 project, and we basically installed our products at the time, our HiPerFET and IGBT in the fab. General Motors, Delphi took a license for IXYS technology, so it’s a repeat performance here. And everybody in the world realizes what is driving that interest. Power semiconductors are key today in the transportation market.

Kokomo, Indiana, has been, I would say, up to a decade ago, one of the largest wafer fab manufacturing in North America. For that matter, maybe in the world. Definitely in 1989, it was one of the largest fabs in the world.

So we believe that knowing the excellent history that General Motors has in producing especially on some power semiconductors in this facility that they will — and they only started running from day one. So we owe the reporting to our Board of Directors that there are all of these — some products in pilot production there. And this is also a tribute to our technology team that is worldwide, including the scientists in Germany, that we were able to implement, and we saw for our silicon several — I would say, more than a month ago, and everything looks good.

And knowing that, that is one of the largest fabs, leaps and bounds bigger than our internal fabs, we believe it’s in our hand, basically, any amount of wafer we need, we might be able to get. It will be all depending on getting the starting material.

So we are running very fast, Vernon. And hopefully, we’ll be able to add similar nice surprises on revenue growth with a little caveat that we have excellent capacity, thanks to the Kokomo factory.

Vernon Essi: Okay. That’s helpful. And then in terms of just — talking about growth into the next couple of quarters. Can you discuss kind of the healthier backlog? How firm you feel it is? Have you seen any cancellations or push-outs just to gauge how that’s been going on over the last couple of months?

Dr. Nathan Zommer: Well, we are elated to see that. If you look at the backlog graphs, it’s just stunning because the backlog broke the $160 million consistently quarter after quarter. And mind you, we are in record revenue. We are record deliveries. Lead times were stretching. And thanks to our great planning and supply chain management, we have to keep customers happy with getting products, but nonetheless we know that customers are nervous about our ability to ship at that volume. But I have full confidence that we’re able to do that. The backlog is very strong.

The only weakness that we’ve seen and was reported was in the photovoltaic, the solar energy market, due to the fact that some subsidies in some countries are basically being eliminated. But nonetheless, that slack was taken immediately by the strong markets that grew, I would say, year-to-year by amazing numbers.

I can tell you that our segments in spite of that little hiccup in the solar industry, what we were able to track in the renewable energy year-to-year, the growth has been by 67.8%, the fastest-growing sector that we have in our market segment, roughly 68% growth in the cleantech, the alternative energy.

Next to that, of course, is the industrial sector that grew year-to-year by 55%. The telecom market was also a shining star, up 77% year-to-year. And that is the number for the fiscal year, and we believe that, that’s reflected also in the backlog. Even if you take some double bookings that might appear in the backlog, it’s a strong backlog. And also I will add to that, we still see that typical distributor’s gun shy from adding inventory. So it’s mainly the real demand in the market.

Vernon Essi: Okay. And then earlier in answering the question, I guess, you talked about having record deliveries, then you also — the customers are nervous. I just — can you give us an understanding where your lead times have been and how they’re trending? I don’t know what you mean by record deliveries. Is that like, you know, record lead time on the short side or the long side, I’m sorry.

Dr. Nathan Zommer: No, no. Record, record $363 million and then $96.7 million in the quarter. That’s record for us. But I will tell you that in some products, we had close to 54 weeks deliveries, and I can tell you it’s disgusting. It’s indeed a situation where we tried to help customers, but if they put new order on us and then we quote 54 — 52 weeks, more than a year, we obviously don’t believe we’ll get the business.

So — and I’m sure, as we speak, customers are looking for second sources, which is, you know, the coup d’état in the industry, and this is the time where I’m sure that my competitors are getting some business that I cannot deliver. But it’s a good problem to have, let me tell you, that demand is higher than supply.

Vernon Essi: I agree with you. And let me — if I could just ask one more question on this front. Can you just walk through sort of if you look at the loading that you’re going to be going through, potentially the Kokomo facility, what sort of products are you looking at doing there versus what you’re still going to be doing internally? To give us an idea of what markets you’re going to be addressing through that facility.

Dr. Nathan Zommer: Well, I would say, first of all, a lot of the details are extremely confidential between us and GMCH. But in a nutshell, we are putting the hottest products on our portfolio, which is basically aimed at the industrial market. And these are — we put first the products that are the low-hanging fruits. These are products that we produce internally. So we have full control of the IP, and we know all the variables. So that’s why, as I said, it’s a situation where we start running, not walking. So this will add to us, Vernon, we can basically double the capacity within a year.

Vernon Essi: Okay. Thank you for the elaboration there. And then just finally, a data question. I don’t know if you disclosed this, and I apologize, but the revenue mix between power IPs and RF?

Dr. Nathan Zommer: Yes, that we disclosed in the script, but without any problem, I’ll give the number to you. Power semiconductors were 69.6%; totally integrated circuits was 22.9%; and system and RF, 7.5%.

Vernon Essi: Okay. Sorry, I missed that. Thanks a lot for answering the questions.

Uzi Sasson: Thank you, Vernon.

Operator: Next, we’ll hear from Christopher Longiaru with Sidoti & Company.

Christopher Longiaru: Hey, guys. Congratulations on the quarter and the contract. That’s a big deal.

Dr. Nathan Zommer: Thank you very much.

Uzi Sasson: Thank you. You have to sound like a wedding.

Christopher Longiaru: Yes, it’s coming up.

So I have just a couple of questions. First, you said, you know, you’re continuously adding capacity. You’re running in the high 80%. How much capacity did you add this quarter outside of the GM contract just internally?

Dr. Nathan Zommer: I would say that year-to-year based on our number, we’ve seen an improvement between 15% to 20% in our capacity.

Christopher Longiaru: Okay. And is there any major difference between your gross margins internally and externally in terms of the GM contract?

Dr. Nathan Zommer: Well, I think that you can imagine that a balanced outsourcing model on some areas increases cost, but on the other hand, reduces cost mainly in the manufacturing overhead. So we believe it will add a little better accelerated input to our gross margin.

Christopher Longiaru: All right. And, you know, you saw — I mean, obviously, the gross margin jumped considerably sequentially between the December quarter and the March quarter. As we move forward, are we going to see similar improvements in gross margin? I mean, where can this go? Where do you see you guys kind of on the peak of your gross margin expectations with this new contract and with the utilization where it is?

Dr. Nathan Zommer: Well, Uzi hit on that saying that — added to what I said on gross margin, that indeed there’s a focus now on reducing cost in the company. And while we have to increase expensive capacity in the short range because customer needs product. So by hook or by crook, we have to ship more. The impact of the General Motors will start to show, I would say, two quarters from now.

Christopher Longiaru: Okay.

Dr. Nathan Zommer: We believe sequentially, margins will increase. We believe also that — don’t forget that we had discussed that we have a model that we like to hit the 40% gross margin. So with the big increase in the telecom market, which is mainly also integrated circuits, it’s very much mix dependent. And I have also something nice to report that our ASP increased year-to-year. ASP, the average selling price of our products, went up. So all looks good in terms of the ability to increase margins.

Christopher Longiaru: That’s great. And the other thing too, is, are there any major tape-out costs we should expect in the next — over the course of the next two, three quarters with the new manufacturing lines?

Dr. Nathan Zommer: Uzi, can you answer that?

Uzi Sasson: I can. Chris, right now, we don’t anticipate any major cost in connection with that.

Christopher Longiaru: Okay. Great. And just one thing I think I missed. Did you give a book-to-bill number?

Dr. Nathan Zommer: I don’t think — it’s probably hidden somewhere, but the book-to-bill ratio was 1.15.

Christopher Longiaru: Great. Thank you guys. Congratulations again.

Uzi Sasson: Thank you very much, Chris.

Christopher Longiaru: Bye-bye.

Operator: Next, we’ll hear from Michael Schrage with Schrage Capital.

Michael Schrage: Good morning. Just checking on — you indicated the Asian mix of business declined from roughly 33% to 29%. What was the reason for that?

Dr. Nathan Zommer: What was that? The percentage?

Michael Schrage: Percentage of Asia business went from 33.1%...

Dr. Nathan Zommer: That’s a percentage mainly because of a percentage — Europe was coming up strong. But let me just give you the numbers so you get the perspective. Don’t be caught too much by percentages. Europe and Middle East year-to-year grew by 56.7%. Asia Pacific grew year-to-year by 51.5%. So we talk about territories with hyper-growth.

So indeed Europe was a little stronger, and that’s why you’ve seen this — the gold medal and the silver medal kind of switching between Europe and Asia. But let me just stress, these are phenomenal growth rates in those markets; 56.7% in Europe, 51.5% in Asia Pacific in revenues.

Michael Schrage: Did the earthquake affect anything in the quarter?

Dr. Nathan Zommer: I believe that towards the end of the quarter and going forward, we will see probably more sequential demand because of the inability of our competitors in Japan and some other competitors that were very dependent on Japanese sources lose business or lose share to us simply the nature of the beast is some of the Japanese supplies are behind. And guess what? Japan itself needs our kind of products.

They need product for electricity, for UPSs, for the networks, for the telecom infrastructure. Where will they get it? So they are buying from my customers, from our customers, and that might explain why we’ve seen towards the end of the quarter an extra surge in bookings.

Michael Schrage: What are your goals to try and work down the five-month backlog over the next couple of quarters here? And on the GM contract, how much of that is for internal General Motors, and how much of it is for just external customers?

Dr. Nathan Zommer: This quarter, it’s almost zero for inside GM. The majority is for us serving outside customers. And that’s the focus of the management team here, to increase capacity, produce more and ship to customers demand.

Michael Schrage: You actually produced the chips in the plant or they are the fab and you just give them the designs for the chips?

Dr. Nathan Zommer: We give them everything, the process, the design, the CAD layout. They make the masks. We supply the wafers, and they run. And they are quite an experienced team as I said. Over the last 30 years, they’ve been producing power — more than 40 years, I’m sorry, they were producing power semiconductors.

Initially, they produced the best world-class power transistor in Darlington. Then, of course, they transitioned with our help in the late ‘80s for the EV1 with IGBT and Power MOSFETs.

And I’m glad to report that, that is a world-class fab in the United States, and it’s a great story that it will be the major power semiconductor fab in the United States. It mainly will be supporting us for our outside customers. And obviously, we hope that this will be also a penetration opportunity for us to supply one of the fastest-growing car companies in the world, General Motors. They are back.

Michael Schrage: What are your goals here to try and work down this backlog from five months to three months or 4 four months? What are the goals to try and work down the backlog, the length of the backlog?

Dr. Nathan Zommer: Well, we want to ship it as soon as possible. You have orders you have to ship within six months. We want to ship the material.

Michael Schrage: What’s happened with the mix of distribution versus end customers?

Dr. Nathan Zommer: Well, we’ve been classically, I would say, in the range of distribution roughly running now closer — a little above 50%, close to 60%.

Michael Schrage: Is that number coming down here? Or is it just pretty much the same?

Dr. Nathan Zommer: It’s where I would say hovering. It increased a little bit by the Zilog acquisition because Zilog main business is the distributor. But it’s stabilized, and we like the fact that we have a nice balance between OEMs buying direct and distribution. And don’t forget we started also our division as a distribution division to supplement the distributors. If they don’t put stock, we put stock.

Michael Schrage: Can you give us a minute or two discussion then on Zilog is doing? And is it meeting your expectations or exceeding your expectations?

Dr. Nathan Zommer: Zilog exactly meets our expectation. It’s meeting our expectation, let me put it this way.

Michael Schrage: And how much of the company is now Zilog?

Dr. Nathan Zommer: We don’t disclose how much the division is, but you can figure out if you do the analysis how much integrated circuits is part of our business. It tells you — with a little differential analysis, you can figure out what we’re — what we were before and what after. We are now about less than 70% power and 23% integrated circuits. A big chunk of it is Clare and Zilog, our integrated circuits.

Michael Schrage: Is Zilog division operating as well as the rest of the company? Is the growth pretty similar?

Dr. Nathan Zommer: No, I will not say that. It’s a different business, it’s microcontrollers. But all in all, we are now having a platform in which we sell both our power semiconductor and ICs together. So they are performing in terms of profitability within the standards of the company and even a little better.

Michael Schrage: Thank you.

Dr. Nathan Zommer: Thank you.

Operator: Gentlemen, at this time, there are no further questions.

Dr. Nathan Zommer: Thank you very much. Thank you. As there are no more questions and in closing the conference call, we need to remind you that our discussions contained forward-looking statements and that there are a number of important factors that could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in our SEC reports, including our quarterly report on Form 10-Q for the period ending December 31, 2010. We do not undertake any obligation to update forward-looking statements.

Thank you all for your time. We also would like to take this opportunity to thank our suppliers, customers, employees and stockholders for the support of IXYS. Thank you all.

Operator: And that does conclude today’s teleconference. Thank you all for joining.

END